Exhibit 99.(h)(8)

AMENDMENT TO
BLUE SKY REGISTRATION AGREEMENT

This Amendment (“Amendment”) is made as of the June 6th, 2005 between MAIRS AND POWER GROWTH FUND, INC., MAIRS AND POWER BALANCED FUND, INC., (the “Fund”) and QUASAR DISTRIBUTORS, LLC (“Quasar”).

The parties hereby amend the Blue Sky Registration Agreement dated as of July 1, 2004 (the “Agreement”), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

1.             Effective July 1st, 2005, Schedule A of the Agreement is amended and replaced with Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

MAIRS AND POWER GROWTH FUND, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ William B. Frels	By:	/s/ James Schoenike
James Schoenike

Title:	President	Title:	President

MAIRS AND POWER BALANCED FUND, INC.

By:	/s/ William B. Frels

Title:	President

AMENDED
SCHEDULE A (6/6/2005)
to the
BLUE SKY REGISTRATION AGREEMENT
by and among

Mairs and Power Growth Fund, Inc.
Mairs and Power Balanced Fund, Inc.

and
Quasar Distributors, LLC

Fees

State Registration Fees and Other Out-of-Pocket Expenses

•      $3,000 annually for the Mairs and Power Balanced Fund - MAPOX

•      $7,000 annually for the Mairs and Power Growth Fund - MPGFX

Fees to be billed monthly.